Exhibit 10.10

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”), dated as of May 4, 2007, is between Monarch Bank, a Virginia state chartered bank (“Monarch”), and Edward O. Yoder, (“Employee”) and provides as follows.

1.	Purpose

Monarch recognizes that the possibility of a “Change in Control” (as defined in Section 13) exists, and the uncertainty and questions that it may raise among management may result in the departure or distraction of management personnel to the detriment of Monarch and its shareholders. Accordingly, the purpose of this Agreement is to encourage Employee to continue employment after a Change in Control by providing reasonable employment security to Employee and to recognize the prior service of Employee in the event of a termination of employment under certain circumstances after a Change in Control.

2.	Term of the Agreement

This Agreement is effective May 4, 2007 and will expire on December 31, 2009; provided that on December 31, 2007 and on each December 31st thereafter (each such December 31st is referred to as the “Renewal Date”), this Agreement will be automatically extended for an additional calendar year so as to terminate three years from such Renewal Date. This Agreement will not, however, be extended if Monarch gives written notice of such non-renewal to Employee no later than September 30 before the Renewal Date (the original and any extended term of this Agreement is referred to as the “Change in Control Period”).

3.	Employment after a Change in Control

If a Change in Control of Monarch occurs during the Change in Control Period and Employee is employed by Monarch on the date the Change in Control occurs (the “Change in Control Date”), Monarch will continue to employ Employee in accordance with the terms and conditions of this Agreement for the period beginning on the Change in Control Date and ending on the third anniversary of such date (the “Employment Period”). If a Change in Control occurs on account of a series of transactions, the Change in Control Date is the date of the last of such transactions.

4.	Terms of Employment

(a) Position and Duties. During the Employment Period, (i) Employee’s position, authority, duties and responsibilities will be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Change in Control Date and (ii) Employee’s services will be performed at the location where Employee was employed immediately preceding the Change in Control Date or any office that is the headquarters of Monarch and is less than 25 miles from such location.

(b) Compensation.

(i) Base Salary. During the Employment Period, Employee will receive an annual base salary (the “Annual Base Salary”) at least equal to the base salary paid or payable to Employee by Monarch and its affiliated companies for the twelve-month period immediately preceding the Change of Control Date. During the Employment Period, the Annual Base Salary will be reviewed at least annually and will be increased at any time and from time to time as will be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer Employees of Monarch and its affiliated companies. Any increase in the Annual Base Salary will not serve to limit or reduce any other obligation to Employee under this Agreement. The Annual Base Salary will not be reduced after any such increase, and the term Annual Base Salary as used in this Agreement will refer to the Annual Base Salary as so increased. The term “affiliated companies” includes any company controlled by, controlling or under common control with Monarch.

(ii) Savings and Retirement Plans. During the Employment Period, Employee will be entitled to participate in savings and retirement, insurance plans, policies and programs applicable generally to other peer Employees of Monarch and its affiliated companies, but in no event will such plans, policies and programs provide Employee with incentive opportunities, savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than those provided by Monarch and its affiliated companies for Employee under such plans, policies and programs as in effect at any time during the six months immediately preceding the Change in Control Date.

(iii) Welfare Benefit Plans. During the Employment Period, Employee and/or Employee’s family, as the case may be, will be eligible for participation in and will receive all benefits under welfare benefit plans, policies and programs provided by Monarch and its affiliated companies to the extent applicable generally to other peer Employees of Monarch and its affiliated companies, but in no event will such plans, policies and programs provide Employee with benefits that are less favorable, in the aggregate, than the most favorable of such plans, policies and programs in effect at any time during the six months immediately preceding the Change in Control Date.

(iv) Fringe Benefits. During the Employment Period, Employee will be entitled to fringe benefits in accordance with the most favorable plans, policies and programs of Monarch and its affiliated companies in effect for Employee at any time during the six months immediately preceding the Change in Control Date or, if more favorable to Employee, as in effect generally from time to time after the Change in Control Date with respect to other peer Employees of Monarch and its affiliated companies.

(v) Vacation. During the Employment Period, Employee will be entitled to paid vacation in accordance with the most favorable plans, policies and programs of Monarch and its affiliated companies in effect for Employee at any time during the six months immediately preceding the Change in Control Date or, if more favorable to Employee, as in effect generally from time to time after the Change in Control Date with respect to other peer Employees of Monarch and its affiliated companies.

5.	Termination of Employment Following Change in Control

(a) Death or Disability. Employee’s employment will terminate automatically upon Employee’s death during the Employment Period. If Monarch determines in good faith that the Disability of Employee has occurred during the Employment Period, it may terminate Employee’s employment. For purposes of this Agreement, “Disability” means Employee’s inability to perform his duties with Monarch on a full-time basis for 180 consecutive days or a total of at least 240 days in any twelve month period as a result of Employee’s incapacity due to physical or mental illness (as determined by an independent physician selected by the Board).

(b) Cause. Monarch may terminate Employee’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” means (i) gross incompetence, gross negligence, willful misconduct in office or breach of a material fiduciary duty owed to Monarch or any affiliated company; (ii) conviction of a felony or a crime of moral turpitude (or a plea of nolo contendere thereto) or commission of an act of embezzlement or fraud against Monarch or any affiliated company; (iii) any material breach by Employee of a material term of this Agreement, including, without limitation, material failure to perform a substantial portion of his duties and responsibilities hereunder; or (iv) deliberate dishonesty of Employee with respect to Monarch or any affiliated company.

(c) Good Reason; Window Period. Employee’s employment may be terminated (i) during the Employment Period by Employee for Good Reason or (ii) during the Window Period by Employee without any reason. For purposes of this Agreement, the “Window Period” means the period beginning on date ninety (90) days after the later of the Change in Control Date or the date of closing of the corporate transaction that is the subject of shareholder approval in Section 13 and ending on the one-year anniversary thereof. For purposes of this Agreement, “Good Reason” means:

(i) a material reduction in Employee’s duties or authority;

(ii) a material adverse change in Employee’s overall working environment;

(iii) a failure by Monarch to comply with any of the provisions of Section 4(b);

(iv) Monarch’s requiring Employee to be based at any office or location other than that described in Section 4(a)(ii);

(v) the failure by Monarch to comply with and satisfy Section 7(b);

(vi) Employee is directed by the Board of Directors or an officer of Monarch or any affiliated company to engage in conduct that is unethical, illegal or contrary to Monarch’s good business practices; or

(vii) Monarch fails to honor any term or provision of this Agreement;

Any good faith determination of Good Reason made by Employee shall be conclusive.

(d) Notice of Termination. Any termination during the Employment Period by Monarch or by Employee for Good Reason or during the Window Period shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(e) Date of Termination. “Date of Termination” means (i) if Employee’s employment is terminated by Monarch for Cause, or by Employee during the Window Period or for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if Employee’s employment is terminated by Monarch other than for Cause or Disability, the date specified in the Notice of Termination (which shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given), and (iii) if Employee’s employment is terminated for Disability, 30 days after Notice of Termination is given, provided that Employee shall not have returned to the full-time performance of his duties during such 30-day period.

6.	Compensation Upon Termination

(a) Termination Without Cause or for Good Reason or During Window Period. Employee will be entitled to the following benefits if, during the Employment Period, Monarch terminates his employment without Cause or Employee terminates his employment with Monarch or any affiliated company for Good Reason or during the Window Period:

(i) Accrued Obligations. The Accrued Obligations are the sum of the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid; and any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to Employee (but not including amounts that previously had been deferred at Employee’s request, which amounts will be paid in accordance with Employee’s existing directions). The Accrued Obligations will be paid to Employee in a lump sum cash payment within ten days after the Date of Termination;

(ii) Salary Continuance Benefit. The Salary Continuance Benefit is an amount equal to 2.99 times Employee’s Final Compensation. For purposes of this Agreement, “Final Compensation” means the Annual Base Salary in effect at the Date of Termination and any amount contributed by Employee during the most recently completed year pursuant to a salary reduction agreement or any other program that provides for pre-tax salary reductions or compensation deferrals. The Salary Continuance Benefit will be paid to Employee in a lump sum cash payment not later than the 45th day following the Date of Termination;

(iii) Welfare Continuance Benefit. For 36 months following the Date of Termination, Employee and his dependents will continue to be covered under all health and dental plans, disability plans, life insurance plans and all other welfare benefit plans (as defined in Section 3(1) of ERISA) (“Welfare Plans”) in which Employee or his dependents were participating immediately prior to the Date of Termination (the “Welfare Continuance Benefit”). Monarch will pay all or a portion of the cost of the Welfare Continuance Benefit for Employee and his dependents under the Welfare Plans on the same basis as applicable, from time to time, to active employees covered under the Welfare Plans and Employee will pay any additional costs. If participation in any one or more of the Welfare Plans included in the Welfare Continuance Benefit is not possible under the terms of the Welfare Plan or any provision of law would create an adverse tax effect for Employee or Monarch due to such participation, Monarch will provide substantially identical benefits directly or through an insurance arrangement. The Welfare Continuance Benefit as to any Welfare Plan will cease if and when Employee has obtained coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits to Employee and his dependents with respect to the specific type of benefit. Employee or his dependents will become eligible for COBRA continuation coverage as of the date the Welfare Continuance Benefit ceases for all health and dental benefits.

(b) Death. If Employee dies during the Employment Period, this Agreement will terminate without any further obligation on the part of Monarch under this Agreement, other than for (i) payment of the Accrued Obligations and three months of Employee’s Base Salary (which shall be paid to Employee’s beneficiary designated in writing or his estate, as applicable, in a lump sum cash payment within 30 days of the date of death); (ii) the timely payment or provision of the Welfare Continuance Benefit to Employee’s spouse and other dependents for 36 months following the date of death; and (iii) the timely payment of all death and retirement benefits pursuant to the terms of any plan, policy or arrangement of Monarch and its affiliated companies.

(c) Disability. If Employee’s employment is terminated because of Employee’s Disability during the Employment Period, this Agreement will terminate without any further obligation on the part of Monarch under this Agreement, other than for (i) payment of the Accrued Obligations and three months of Employee’s Base Salary (which shall be paid to Employee in a lump sum cash payment within 30 days of the Date of Termination); (ii) the timely payment or provision of the Welfare Continuance Benefit for 36 months following the Date of Termination; and (iii) the timely payment of all disability and retirement benefits pursuant to the terms of any plan, policy or arrangement of Monarch and its affiliated companies.

(d) Cause; Other than for Good Reason. If Employee’s employment is terminated for Cause during the Employment Period, this Agreement will terminate without further obligation to Employee other than the payment to Employee of the Annual Base Salary through the Date of Termination, plus the amount of any compensation previously deferred by Employee. If Employee terminates employment during the Employment Period, excluding a termination either for Good Reason or during the Window Period, this Agreement will terminate without further obligation to Employee other than for the Accrued Obligations (which will be paid in a lump sum in cash within 30 days of the Date of Termination) and any other benefits to which Employee may be entitled pursuant to the terms of any plan, program or arrangement of Monarch and its affiliated companies.

(e) Gross-Up Payment. In the event any payment or distribution by Monarch to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6(e)) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) or any interest or penalties are incurred by Employee with respect to such excise tax (collectively, the “Excise Tax”), then Employee will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any income taxes and interest or penalties imposed with respect to such taxes) and the Excise Tax imposed on the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments. All determinations required to be made under this Section 6(e), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by the independent accounting firm of Monarch immediately prior to Employee’s termination of employment (the “Accounting Firm”). All fees and expenses of the Accounting Firm will be borne solely by Monarch, and any determination by the Accounting Firm will be binding upon Monarch and Employee. Any Gross-Up Payment, as determined pursuant to this Section 6(e), will be paid by Monarch to Employee within ten days of the receipt of the Accounting Firm’s determination.

(i) If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall so indicate to Employee in writing.

(ii) In the event there is an under-payment of the Gross-Up Payment due to the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of any such under-payment that has occurred and such amount will be promptly paid by Monarch to or for the benefit of Employee.

7.	Binding Agreement; Successors

(a) This Agreement will be binding upon and inure to the benefit of Employee (and his personal representative), Monarch and any successor organization or organizations which shall succeed to substantially all of the business and property of Monarch, whether by means of merger, consolidation, acquisition of all or substantially of all of the assets of Monarch or otherwise, including by operation of law.

(b) Monarch will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Monarch to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Monarch would be required to perform it if no such succession had taken place.

(c) For purposes of this Agreement, the term “Monarch” includes any subsidiaries of Monarch and any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which Monarch ceases to exist; provided, however, that for purposes of determining whether a Change in Control has occurred herein, the term “Monarch” refers to Monarch or its successors.

(d) This Agreement supersedes and replaces any previous Change of Control Agreements, or any similar agreements between Employee and Monarch.

8.	Fees and Expenses; Mitigation

(a) Monarch will pay or reimburse Employee, on a current basis, for all costs and expenses, including without limitation court costs and reasonable attorneys’ fees, incurred by Employee (i) in contesting or disputing any termination of Employee’s employment or (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement, in each case regardless of whether or not Employee’s claim is upheld by a court of competent jurisdiction; provided, however, Employee will be required to repay any such amounts to Monarch to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by Employee was frivolous or advanced by him or her in bad faith.

(b) Employee shall not be required to mitigate the amount of any payment Monarch becomes obligated to make to Employee in connection with this Agreement, by seeking other employment or otherwise. Except as specifically provided above with respect to the Welfare Continuance Benefit, the amount of any payment provided for in Section 6 shall not be reduced, offset or subject to recovery by Monarch by reason of any compensation earned by Employee as the result of employment by another employer after the Date of Termination, or otherwise.

9.	No Employment Contract

Nothing in this Agreement will be construed as creating an employment contract between Employee and Monarch prior to Change in Control.

10.	Continuance of Welfare Benefits Upon Death

If Employee dies while receiving a Welfare Continuation Benefit, Employee’s spouse and other dependents will continue to be covered under all applicable Welfare Plans during the remainder of the 36-month coverage period. Employee’s spouse and other dependents will become eligible for COBRA continuation coverage for health and dental benefits at the end of such 36-month period.

11.	Notice

Any notices and other communications provided for by this Agreement will be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid (in which case notice will be deemed to have been given on the third day after mailing), or by overnight delivery by a reliable overnight courier service (in which case notice will be deemed to have been given on the day after delivery to such courier service). Notices to Monarch shall be directed to the President and Chief Executive Officer of Monarch. Notices to Employee shall be directed to his last known address.

12.	Definition of a Change in Control

For purposes of this Agreement, a “Change in Control” means:

(a) The acquisition by any Person of beneficial ownership of 25% or more of the combined voting power of Monarch’s then outstanding shares of common stock;

(b) Individuals who constitute the Board on the date of this Agreement (the “Incumbent Board”) cease to constitute a majority of the Board, provided that any director whose nomination was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but excluding any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Monarch (as such terms are used in Rule 14a-11 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”));

(c) Approval by the shareholders of Monarch of a reorganization, merger, share exchange or consolidation (a “Reorganization”), provided that shareholder approval of a Reorganization will not constitute a Change in Control if, upon consummation of the Reorganization, each of the following conditions is satisfied:

(i) more than 60% of the then outstanding shares of common stock of the corporation resulting from the Reorganization is beneficially owned by all or substantially all of the former shareholders of Monarch in substantially the same proportions as their ownership existed in Monarch immediately prior to the Reorganization;

(ii) no Person beneficially owns 25% or more of either (1) the then outstanding shares of common stock of the corporation resulting from the transaction, or (2) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and

(iii) at least two-thirds of the members of the board of directors of the corporation resulting from the Reorganization were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization.

(d) Approval by the shareholders of Monarch of a complete liquidation or dissolution of Monarch, or of the sale or other disposition of all or substantially all of the assets of Monarch.

(e) For purposes of this Agreement, “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act, other than any employee benefit plan (or related trust) sponsored or maintained by Monarch or any affiliated company, and “beneficial ownership” has the meaning given the term in Rule 13d-3 under the Exchange Act.

13.	Confidentiality

(a) Employee agrees to hold and safeguard as confidential and proprietary information any information about Monarch and its subsidiaries gained by Employee during the course of Employee’s employment. Employee shall not, without the prior written consent of Monarch, misappropriate, disclose or make available to anyone for use outside Monarch’s and its subsidiaries’ organization at any time, either during his employment or subsequent to any termination of his employment, however such termination is effected, whether by Employee or Monarch, with or without cause, any information about Monarch and its subsidiaries or its customers or suppliers, whether or not such information was developed by Employee, except as required in the performance of Employee’s duties for Monarch and its subsidiaries.

(b) Employee understands and agrees that any information about Monarch and its subsidiaries or Monarch’s and its subsidiaries’ customers is the property of Monarch or its subsidiaries and is essential to the protection of Monarch’s and its subsidiaries’ goodwill and to the maintenance of Monarch’s and its subsidiaries’ competitive position and accordingly should be kept secret. Such information shall include, but not be limited to, information containing Monarch’s and its subsidiaries’ promotional plans and strategies, pricing strategies, customers and prospective customers, customer lists, identity of key personnel in the employ of customers and prospective customers, computer programs, system documentation, manuals, ideas, or any other records or information belonging to Monarch and its subsidiaries or relating to Monarch’s and its subsidiaries’ business.

(c) Employee and Monarch agree that irreparable injury will result to Monarch in the event Employee violates any restrictive covenant or affirmative obligation contained in this Agreement, and Employee acknowledges that the remedies at law for any breach by Employee of such provisions will be inadequate and that Monarch shall be entitled to injunctive relief against Employee, in addition to any other remedy that is available, at law or in equity.

14.	Miscellaneous

No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in a writing signed by Employee and the President and Chief Executive Officer of Monarch. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

15.	Governing Law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

16.	Validity

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by Monarch by its duly authorized officer, and by Employee, as of the date first above written.

MONARCH BANK

By:	/s/ William F. Rountree, Jr
William F. Rountree, Jr.
President and Chief Executive Officer

EMPLOYEE:

/s/ Edward O. Yoder
Edward O. Yoder